Exhibit 21
Exhibit 21 — Subsidiaries of Mackinac Financial Corporation
First Manistique Agency, Inc. — 100% owned
(incorporated as a Michigan corporation)
First Rural Relending Company — 100% owned
(incorporated as a Michigan corporation)
North Country Capital Trust — 100% owned
(organized as a Delaware business trust)
mBank — 100% owned
(incorporated as a Michigan banking corporation)
Mackinac Financial Corporation directly owns the four subsidiaries listed above.